


                                                                   U.S. SECURITIES AND EXCHANGE COMMISSION
              FORM 5
                                                                            Washington, DC  20549
      /_/  Check box if no longer                            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
           subject to Section 16.  Form
           4 or Form 5 obligations may      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
           continue.                                                        of the Public Utility
                                             Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
        SEE Instruction 1(b).
      /_/  Form 3 Holdings Reported
      /_/  Form 4 Transactions Reported
      1.  Name and Address of Reporting    2. Issuer Name and Ticker or Trading     6. Relationship of Reporting Person to Issuer
          Person<1>                           Symbol                                   (Check all applicable)

                                              CIB Marine Bancshares, Inc. (not        _X_ Director          ___ 10% Owner
                                              listed)                                 ___ Officer (give title below)
                                                                                      ___ Other (specify below)

      Katsaros       Dean          M.      3. IRS Identification    4. Statement
      -------------------------------         Number of                For Month/
      (Last)        (First)     (Middle)      Reporting Person,        Year
                                              if an Entity
                                              (Voluntary)              December,
      2301 Village Green Place, Suite B                                2000
      ---------------------------------
                   (Street)                                         5. If           7. Individual or Joint/Group Filing
      Champaign       IL         61822                                 Amendment,      (Check applicable line)
      ---------------------------------                                Date of
      (City)      (State)       (Zip)                                  Original       _X_ Form Filed By One Reporting Person
                                                                       (Month/        ___ Filed By More Than One Reporting Person
                                                                       Year)



                            TABLE I   NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

                                                                                    5.
                                                                                    Amount of
                      2.                                                            Securities Bene-   6.              7.
                      Transaction                  4.                               ficially Owned     Ownership       Nature of
      1.              Date          3.             Securities Acquired (A) or       at End of          Form; Direct    Indirect
      Title of                      Transaction    Disposed of (D)                  Issuer's Fiscal    (D) or          Beneficial
      Security        (Month/Day/   Code                                            Year               Indirect (I)    Ownership
      (Instr. 3)      Year)         (Instr. 8)     (Instr. 3, 4 and 5)              (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
      ----------      ----------    -----------    ----------------------------     ----------------   ------------    ----------
                                     Code     V     Amount    (A) or (D)    Price
                                     ----    ---    ------    ----------    -----
      Common Stock       6/30/00      A              5,700         A       $17.90        314,250             D






     Form 5 (continued)        Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                       (e.g., Puts, Calls, Warrants, Options, Convertible Securities)

                                                                                                   9.
                                                                                                   Number of 10.
                                                                                                   deriva-   Ownership
                                            5.                                                     tive      Form of    11.
                                            Number of                                              Securi-   Deriva-    Nature
                                            Derivative                                             ties      tive       of
              2.                            Securities                    7.             8.        Benefi-   Security:  Indirect
              Conversion           4.       Acquired                      Title and      Price of  cially    Direct     Benefi-
   1.         or         3.        Trans-   (A) or      6.                Amount of      Deriva-   Owned at  (D) or     cial
   Title of   Exercise   Transac-  action   Disposed    Date Exercisable  Underlying     tive      End       Indirect   Owner-
   Derivative Price of   tion Date Code     of (D)      and Expiration    Securities     Security  of Year   (I)        ship
   Security   Derivative (Month/   (Instr.  (Instr. 3,  Date (Month/      (Instr. 3      (Instr.   (Instr.   (Instr.    (Instr.
   (Instr. 3) Security   Day/Year) 8)       4 or 5)     Day/Year)         and 4)         5)        4)        4)         4)
   ---------- ---------- --------- -------  ----------- ---------------   -------------  --------  --------  ---------  --------
                                                                                  Amount
                                                                                    or
                                                          Date    Expira-          Number
                                                         Exer-     tion             of
                                            (A)    (D)  cisable    Date   Title   Shares
                                           -----  ----- -------   ------  -----   ------

   Director   $8.50                                       <1>     1/1/05 Common  1,500           1,500     D
   Stock                                                                 stock
   Option
   (right to
   buy) <1>

   Director   $10.87                                      <2>   4/25/06  Common  2,850           2,850     D
   Stock                                                                 stock
   Option
   (right to
   buy)<2>

   Director   $13.07                                      <3>   2/25/08  Common  15,000          15,000    D
   Stock                                                                 stock
   Option
   (right to
   buy)<3>

   Director   $16.23                                      <4>   7/29/09  Common  5,550           5,550     D
   Stock                                                                 stock
   Option
   (right to
   buy)<4>

   Director   $18.40    7/27/00   A        7,500          <5>   7/27/10  Common  7,500           7,500     D
   Stock                                                                 stock
   Option
   (right to
   buy)<5>




   Explanation of Responses:

   <1>      Five shares of the dirctor stock option vested on January 1, 1998, and the remaining five shares vested on
            January 1, 2000.
   <2>      The director stock option plan vests in five equal annual installments which began on April 25, 1997.
   <3>      The director stock option plan vests in five equal annual installments which began on February 25, 1999.
   <4>      The director stock option plan vests in five equal annual installments which began on July 29, 2000.
   <5>      The director stock option plan vests in five equal annual installments beginning on July 27, 2001.
   <6>      All share and price per share data has been adjusted to reflect a 150-to-1 stock split effected in July 2000.


                  /s/ Dean M. Katsaros                January 25, 2001
                  -------------------------------     ----------------
                  Signature of Reporting Person       Date


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